Coya Therapeutics, Inc. Provides Business Update and Reports Q2 2023 Unaudited Financial Results

HOUSTON, TX -- Coya Therapeutics, Inc. (Nasdaq: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company developing biologics and cell therapies intended to enhance the function of Regulatory T Cells (Tregs), today announced its financial results for the second quarter ended June 30, 2023, and provided a clinical and business update.

Q2 2023 and Recent Highlights

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Presented positive results from a proof-of-concept (PoC), open-label, investigator-initiated clinical study of low dose interleukin-2 (ld IL-2) + CTLA4 Ig in Amyotrophic Lateral Sclerosis (ALS) illustrating enhancement of Treg function during the treatment period, halting of disease progression at 24 weeks and minimal decline at 48 weeks, with the treatment appearing to be well tolerated. Study data were presented at the 2023 Muscular Dystrophy Association Conference. COYA 302 is our proprietary dual-mechanism investigational biologic combination comprised of ld IL-2 and CTLA4 Ig. The ld IL-2 is intended to enhance anti-inflammatory regulatory T cell function and numbers while the fusion protein CTLA4 Ig is intended to suppress pro-inflammatory cell function.
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Presented results from an open-label, investigator-initiated clinical study of ld IL-2 in eight patients with mild to moderate Alzheimer’s Disease (AD) evaluating its safety and tolerability, biological activity, blood biomarkers and preliminary efficacy. Study data were presented at the 2023 Keystone Symposia Neurodegeneration: Biology Guiding the Next Generation of Therapeutic Development. During the four-month treatment period, the therapy enhanced Treg function and numbers, appeared to be well tolerated, and resulted in a statistically significant improvement in mean MMSE scores during the treatment phase, compared to mean MMSE score at baseline (p=0.015). COYA 301 is Coya’s proprietary ld IL-2 formulation that is intended to enhance anti-inflammatory regulatory T cell function and numbers.
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Announced new data illustrating that administration of ld IL-2 in the AD study, as described above, resulted in a statistically significant reduction in the expression of three well characterized proinflammatory cytokines⏤Tumor Necrosis Factor alpha (TNF-α), Interleukin 6 (IL-6), and Interleukin 1- Beta (IL-1β)⏤which correlated with lack of cognitive decline of the patients over the course of the study.
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Presented a case study of a patient in the ld IL-2 study in AD who had pre-treatment and post-treatment Positron Emission Tomography (PET) brain scans to evaluate neuroinflammation. Meaningful reductions in neuroinflammation were observed throughout the cerebral cortex including hippocampal regions following treatment with ld IL-2, which correlated with improvement in cognitive function in this patient.
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Reported additional AD clinical data for ld-IL-2 at the Alzheimer’s Association International Conference (AAIC) showing a significant decrease in biomarker levels known to be associated with neuroinflammation in AD patients, further supporting the initial positive results of the study. Blood levels of CCL4 (CC motif chemokine ligand 4), FLT3LG (FMS-related tyrosine kinase 3 ligand) and TNFα (tumor necrosis factor alpha) were consistently lower following administration of ld IL-2.
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Expanded our patent estate for COYA 301, the Company’s ld IL-2 subcutaneous administration product candidate. Under the terms of an agreement with UNeMed, Coya has been granted the exclusive patent rights and know-how for use of ld IL-2 and ld IL-2 combinations for Parkinson’s Disease UNeMed will receive payments upon the Company’s achievement of certain milestones and will also be eligible to receive tiered low-single digit royalty payments on net sales.
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Appointed Dr. Fred Grossman to its senior management team as President and Chief Medical Officer, Arun Swaminathan as Chief Business Officer, Dr. Michelle Frazier, Ph.D. as Senior Vice President of Regulatory Affairs, Merit Cudkowicz, MD, MSc as expert clinical advisor and Dr. Guillaume Dorothée, Ph.D., to the Company’s Scientific Advisory Board.

“We had a strong quarter, presenting data that in an open-label, investigator-initiated clinical study, ld IL-2 increased Treg function and halted cognitive decline in patients with Alzheimer’s Disease,” stated Howard Berman, Ph.D., Chief Executive Officer of Coya. “We then announced additional ld IL-2 data in patients with AD, showing a decrease in neuroinflammation, seen in blood biomarkers as well as a case study with PET imaging of the brain. Those results only increase our enthusiasm for COYA 301, as well as our excitement to report top line double-blind, placebo-controlled, Phase 2 data anticipated in 1H 2024 for ld IL-2 in up to 46 patients with mild to moderate AD,” stated Dr. Berman.

“Turning to COYA 302 in patients with ALS, we believe our proof-of-concept clinical data was promising, and we are preparing for a pre-IND meeting with the FDA in the fall of 2023. We hope to have our IND application for a phase 2 trial accepted by the FDA early next year and are optimistic the trial can begin soon thereafter. On the tactical front, with the addition of Arun Swaminathan as Chief Business Officer in April, we are actively engaged in exploring potential strategic opportunities across our portfolio of assets,” continued Dr. Berman.

“Taken altogether, it was a great quarter from a data and strategic standpoint. Moving ahead, we are focused on driving safe, effective treatments for patients, efficiently leveraging and monetizing our assets, and creating long-term value for our stockholders,” concluded Dr. Berman.

Anticipated Events and Milestones:

COYA 302 (ld IL-2 + CTLA4 Ig)

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ALS PoC IIT data publication in peer reviewed journal (H2 2023)
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Biomarker data release for PoC study (H2 2023)
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Pre-IND meeting with FDA (H2 2023)
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IND Filing (Q1 2024)
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Initiate Phase 2 trial in ALS (following IND Filing)

COYA 301 (ld IL-2)

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AD PoC IIT data presentation (American Neurological Association, September 2023)
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AD PoC IIT data publication in peer reviewed journal (H2 2023)
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Topline data of academic investigator Initiated Phase 2 double blind trial in Alzheimer’s Disease (1H 2024)

COYA 200 Series (Exosomes)

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Target validation (H2 2023)

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Customized cargo validation (H2 2023)
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Data presentation at scientific symposia (H2 2023)

Financial Results (Unaudited)

As of June 30, 2023, Coya had cash and cash equivalents of $13.1 million.

Research and development (R&D) expenses were $1.1 million for the quarter ended June 30, 2023, compared to $1.4 million for the quarter ended June 30, 2022. The decrease in research and development expense of approximately $0.3 million was primarily due to a $0.7 million decrease in costs attributable to our sponsored research agreement with Houston Methodist Hospital, partially offset by a $0.4 million increase in our preclinical expenses. The Company believes that R&D spending in 2023 will increase over 2022 spending levels and will be focused primarily on advancing COYA 301 and 302.

General and administrative expenses were $1.8 million for the quarter ended June 30, 2023, and $2.0 million for the quarter ended June 30, 2022, a change of approximately $0.2 million. The change was primarily due to $1.0 million in costs attributable to the convertible note financing completed in the second quarter of 2022 that were not incurred in the second quarter of 2023, partially offset by a $0.8 million increase due additional costs associated with being a public company including investor and public relations, director and officer insurance, and audit and compliance. The Company expects general and administrative costs to continue to grow in 2023 as Coya expands its business development activities as well as incur additional public company costs.

Net loss was $3.1 million for the quarter ended June 30, 2023, compared to net loss of $3.4 million for the quarter ended June 30, 2022. Net loss reflects the changes in operating expenses discussed above as well as $0.4 million expensed as in process research and development expense and $0.2 million of other income, principally interest, earned on the Coya’s cash balances for the quarter ended June 30, 2023.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,102,392	$5,933,702
Prepaids and other current assets	1,287,213	1,251,264
Total current assets	14,389,605	7,184,966
Fixed assets, net	79,630	93,310
Deferred financing costs	-	1,117,290
Total assets	$14,469,235	$8,395,566

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$237,579	$1,815,270
Accrued expenses	983,633	2,008,361
Total current liabilities	1,221,212	3,823,631
Convertible promissory notes	-	12,965,480
Total liabilities	1,221,212	16,789,111

Commitments and contingencies (Note 5)

Stockholders' equity (deficit):
Series A convertible preferred stock, $0.0001 par value: 10,000,000 shares authorized, none and 7,500,713 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	-	8,793,637
Common stock, $0.0001 par value; 200,000,000 shares authorized; 9,947,915 and 2,590,197 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	996	259
Additional paid-in capital	36,947,411	681,106
Accumulated deficit	(23,700,384)	(17,868,547)
Total stockholders' equity (deficit)	13,248,023	(8,393,545)
Total liabilities and stockholders' equity (deficit)	$14,469,235	$8,395,566

CONDENSED UNAUDITED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2023	2022
Operating expenses:
Research and development	$1,067,952	$1,447,373
In-process research and development	350,000	—
General and administrative	1,829,553	1,994,783
Depreciation	6,840	4,033
Total operating expenses	3,254,345	3,446,189
Loss from operations	(3,254,345)	(3,446,189)
Other income:
Change in fair value of convertible promissory notes	—	22,345
Other income, net	158,970	10,940
Net loss	$(3,095,375)	$(3,412,904)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.31)	$(1.32)
Weighted-average shares of common stock outstanding, basic and diluted	9,947,915	2,590,197

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on our management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements other than statements of historical fact contained in this presentation, including information concerning our current and future financial performance, business plans and objectives, current and future clinical and preclinical development activities, timing and success of our ongoing and planned clinical trials and related data, the timing of announcements, updates and results of our clinical trials and related data, our ability to obtain and maintain regulatory approval, the potential therapeutic benefits and economic value of our product candidates, competitive position, industry environment and potential market opportunities. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but not limited to, those related to risks associated with the impact of COVID-19; the success, cost and timing of our product candidate development activities and ongoing and planned clinical trials; our plans to develop and commercialize targeted therapeutics; the progress of patient enrollment and dosing in our preclinical or clinical trials; the ability of our product candidates to achieve applicable endpoints in the clinical trials; the safety profile of our product candidates; the potential for data from our clinical trials to support a marketing application, as well as the timing of these events; our ability to obtain funding for our operations; development and commercialization of our product candidates; the timing of and our ability to obtain and maintain regulatory approvals; the rate and degree of market acceptance and clinical utility of our product candidates; the size and growth potential of the markets for our product candidates, and our ability to serve those markets; our commercialization, marketing and manufacturing capabilities and strategy; future agreements with third parties in connection with the commercialization of our product candidates; our expectations regarding our ability to obtain and maintain intellectual property protection; our dependence on third party manufacturers; the success of competing therapies or products that are or may become available; our ability to attract and retain key scientific or management personnel; our ability to identify additional product candidates with significant commercial potential consistent with our commercial objectives; and our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although our management believes that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact
David Snyder
david@coyatherapeutics.com

Hayden IR:
James Carbonara
(646)-755-7412
james@haydenir.com

Media Contact
Anna Marie Imbordino
annamarie@quantum-corp.com
917-680-8765